Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of our report dated April 7, 2014 on the financial statements of Pack Pharmaceuticals, LLC for the year ended December 31, 2013 and in the Amended Current Report on Form 8-K/A of Aceto Corporation (Commission File No. 000-04217) dated July 10, 2014, related to its acquisition of Pack Pharmaceuticals, LLC.

/s/ Plante & Moran, PLLC

Chicago, Illinois

July 8, 2014